November 13, 1997

The Board of Directors
OMI Corp.
90 Park Avenue
New York, NY   10016


Dear Sirs and Madam:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 1997 of the facts relating to OMI Corp.'s (the "Company") change, effective January 1, 1997, in its accounting policy for recording drydock expense. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of OMI Corp. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1996. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of OMI Corp. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1996.

Yours truly,

/s/ Deloitte & Touche LLP
    Deloitte & Touche LLP